Exhibit 10
April 3, 2007
Mr. Richard A. Manoogian
Chairman and Chief Executive Officer
Masco Corporation
21001 Van Born Rd.
Taylor, MI 48180
Dear Richard:
     Over the past several years the Company’s Board, primarily through its Organization and Compensation Committee, has been actively involved in reviewing succession planning for the Company’s senior management. As an integral part of that process, we have discussed with you your willingness to continue to serve as the Company’s Chief Executive Officer and your receptivity to remain actively involved in the management of the Company even if you desired to step down at some point from that position. During these discussions you have expressed your willingness to remain engaged as Chief Executive Officer, Executive Chairman or in a similar full-time senior executive role acceptable to you and the Company but to transition, if compatible with the needs of the Company, from your role as Chief Executive Officer during 2007. This letter agreement, which has received the approval of the Committee and the full Board, summarizes the agreements that have been reached as a result of the foregoing discussions.
     You have agreed that you will continue to serve, but at the pleasure of the Board and on an “at will” employment basis, as the Company’s Chief Executive Officer (with our objective to accommodate your desire to transition from that role during the current year), Executive Chairman or in a similar full time senior executive role acceptable to you and the Company, upon mutually acceptable compensatory arrangements, until December 31, 2012.
     In return for this agreement, the Company has agreed that as long as you are employed by the Company as Chief Executive Officer, Executive Chairman or in a similar senior executive role or serve as Chairman of the Board, the Company will (a) make available to you the personal financial, tax, accounting and administrative assistance currently provided to you and described in the Company’s proxy statement dated April 7, 2006, provided you continue to reimburse the Company for the incremental cost of these services, and (b) provide at no additional cost to you (other than for any income tax as a consequence of your imputed income) at the Company’s headquarters or, at your election, at a location convenient to you in the Detroit Metropolitan Area if the Company’s headquarters are relocated elsewhere, office space and supplies for your personal use comparable to that currently provided to you, and usage of the Company’s aircraft and corporate automobile and driver on the same basis as currently exists. After termination of your services for the Company, the Company will continue to provide the same benefits as are set forth in the preceding sentence but only so long in each case as you reimburse the Company for the incremental cost of the benefit and the Company is legally permitted to provide such benefit. The term “incremental cost”, as used in this paragraph, means the out-of-pocket direct cost to the Company of providing such benefit but without taking into account the cost to the Company of equipment or facility space (other than facility space in the manner currently reimbursed by you for the services described in clause (a) above), or the cost or benefit to the Company from the tax impact of providing such benefit.
     You understand that future interpretations of Section 409A of the Internal Revenue Code may result in a delay of six months in your receipt of benefits under the second sentence of the preceding paragraph. If that occurs the Company will make you whole, to the extent legally permitted, for the temporary loss of such benefits.
     If the understandings expressed above conform with your own understanding of the results of our discussions, please sign and return a copy of this letter to me, at which time it will become an agreement binding upon you and the Company and the Company’s successors and assigns.
Agreed:

/s/ Richard A. Manoogian	MASCO CORPORATION

Richard A. Manoogian

	By	/s/ Peter A. Dow

Peter A. Dow
Chairman
Organization and Compensation Committee